Exhibit (a)(1)(A)
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California 94043
650-944-7000
OFFER TO EXCHANGE
OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
January 21, 2011

SUMMARY TERM SHEET
     The following is a summary of the material terms of the offer to exchange outstanding options to purchase common stock. We urge you to read carefully the remainder of this Offer To Exchange Outstanding Options To Purchase Common Stock and the other Offer Documents, including the attachments that follow, and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the SEC in connection with the Offer. We have included cross-references to the relevant sections of this Offer to Exchange Outstanding Options to Purchase Common Stock where you can find a more complete description of the topics discussed in this summary. Capitalized terms are defined in the Glossary beginning on page 12.
•	Offer. Pursuant to the Offer Documents and the email and web documentation available on the option exchange website maintained by Mellon, we are offering Eligible Employees the opportunity to exchange Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock. Eligible Option Grants are outstanding stock options under the 2005 Plan that were granted before January 21, 2011 with an exercise price equal to or greater than $2.37 per share except for outstanding stock options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date. (See Section 1)
•	Eligible Employees. The Offer will be open to all persons who, as of the Commencement Date, are employed by us, and excludes non-employee members of our Board of Directors and our consultants, each of whom will not be eligible to participate in the Offer. (See Section 1)
•	Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for Replacement Options. However, you may not exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. (See Section 1)
•	Exchange Ratios. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. The following table sets forth the three exchange ratios and the range of exercise prices of Eligible Option Grants applicable to each exchange ratio:

Exchange Ratio:
Eligible Option Grant
Exercise	Shares per Replacement
Price Range	Option Shares
$2.37-$3.99	1.5 to 1
$4.00-$5.99	2 to 1
$6.00 And Up	4 to 1
We will not issue any Replacement Options covering a fractional share in the exchange. The total number of shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). (See Section 8)
•	Replacement Options. All Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Employee’s continued employment with us. Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall be fully unvested, and become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined below in Section 9), or (ii) a voluntary termination for Good Reason (as defined below in Section 9), the vesting and exercisability of such Replacement Options shall be accelerated in full. Please see Section 9 for additional information regarding the vesting of the Replacement Options. The term of each Replacement Option shall be five years. We expect to grant the Replacement Options on the first business day after the Expiration Date. If you exchange Eligible Option Grants for Replacement Options and your employment with us terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your employment with us terminates. Under the terms of the 2005 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally fully vest in the event that such stock awards are not assumed or replaced in certain change-in-control transactions. Certain stock awards, including certain Eligible Option Grants and certain Replacement Options, may be subject to other agreements providing for vesting acceleration in certain circumstances. (See Section 9)
•	Other Terms and Conditions of Replacement Options. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Replacement Options will be granted pursuant to the 2005 Plan and will be incentive stock options to the maximum extent permitted by law, even if the Eligible Option Grants surrendered in the Offer were nonstatutory stock options. Please see Section 13 for a discussion of the difference in tax treatment between an incentive stock option and a nonstatutory stock option. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2005 Plan. (See also Section 9)
•	Timing. We commenced the Offer on January 21, 2011. The Expiration Date of the Offer is currently February 18, 2011, but we may extend the expiration of the Offer to a later date. (See Sections 1 and 14)
•	Eligibility. If for any reason you are not employed by us on the Commencement Date, you will not be eligible to participate in the Offer. If you are not employed by us on the Expiration Date, your tender of your stock options will not be accepted. If the Expiration Date and the grant date of the Replacement Options are different and you are an employee (including an employee on a leave of absence) of Alexza as of the Expiration Date but are not employed continuously (including on a leave of absence) by us through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated. Options held by non-employee members of our Board of Directors or our consultants, may not be exchanged in the Offer. (See Sections 5 and 6)
•	Election. To make your election to accept the Offer, you must properly make your election to exchange options electronically via Mellon using the login information provided to you by email unless you are unable to access the election website maintained by Mellon due to technical failures (or lack of internet service) as described below. If you are unable to access the election website maintained by Mellon, please contact Mellon by telephone at 1-866-395-4634 to request paper materials or to obtain assistance or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 to obtain assistance. All elections must be made, whether through the website maintained by Mellon or by return of paper materials, in either case so that we receive such election before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, in accordance with the procedures described in the Offer Documents. You may change or withdraw your election at any time prior to 8:00 p.m., U.S. Eastern Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)
•	Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

•	Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol “ALXA.” We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7)
•	Tax Consequences. The exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the grant of Replacement Options. You should carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation.
•	Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14)

ALEXZA PHARMACEUTICALS, INC.
OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
THE OFFER EXPIRES AT 8:00 P.M., U.S. EASTERN TIME,
ON FEBRUARY 18, 2011, UNLESS WE EXTEND THE EXPIRATION OF THE OFFER
TO A LATER DATE.
     We are offering Eligible Employees the opportunity to exchange outstanding options to purchase shares of our common stock that were granted before January 21, 2011 with an exercise price that is equal to or greater than $2.37 per share, except for outstanding stock options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date, for Replacement Options to purchase a reduced number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Options are granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The Replacement Options will be granted pursuant to our 2005 Equity Incentive Plan. If you are an Eligible Employee and wish to accept the Offer, you must make your election through the website maintained by Mellon at https://www.corp-action.net/alexza using the instructions sent to each employee by email, unless you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service) as described below, in which case you may request paper election materials and deliver the same to us as described in Section 3, agreeing to exchange one or more of your Eligible Option Grants for Replacement Options and specifying the Eligible Option Grants to be exchanged. The Offer is currently expected to expire at 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless we extend the expiration of the Offer to a later date. If you are not able to access the website or have difficulties logging in, please contact Mellon by telephone at 1-866-395-4634 or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance. If you do not electronically accept the Offer, or, in the case you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service), return a properly requested paper election form/withdrawal form, in either case so that it is received by 8:00 p.m., U.S. Eastern Time, on the Expiration Date, you will be deemed to have rejected this Offer. See Sections 3 and 4 for details on submitting your elections. Capitalized terms are defined in the Glossary beginning on page 12.
     The Offer will be open to all persons who as of the commencement of the Offer are employed by us. However, non-employee members of our Board of Directors and our consultants will not be eligible to participate in the Offer.
     The exchange ratios of shares subject to cancelled Eligible Option Grants to shares subject to Replacement Options issued range from 1.5-to-1 to 4-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.
     If you are an Eligible Employee, you may exchange one or more of your outstanding Eligible Option Grants for Replacement Options. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant. Your election to exchange one or more of your outstanding Eligible Option Grants for Replacement Options is entirely voluntary but may not be withdrawn or changed after the time the Offer expires on the Expiration Date.
     Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall be five years. Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall be fully unvested, and become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined below in Section 9), or (ii) a voluntary termination for Good Reason (as defined below in Section 9), the vesting and exercisability of such Replacement Options shall be accelerated in full (please see Section 9 for additional information regarding the vesting of the Replacement Options).
     IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAINS UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.
     We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number of shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).
     We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.
     Shares of our common stock are quoted on The NASDAQ Global Market under the symbol “ALXA.” On January 19, 2011, the closing sales price of our common stock as reported on Nasdaq was $1.33. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.
     A listing of all of your Eligible Option Grants can be obtained by accessing your account through the option exchange website maintained by Mellon at https://www.corp-action.net/alexza, or, if you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service), as set forth in a paper election form/withdrawal form properly requested in accordance with the procedures set forth in Section 3. If you are unable to access your account, you may contact Mellon by telephone at 1-866-395-4634 or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance.
     If you have any questions regarding the Offer, please consult the Offer Documents, the Schedule TO and the email and web documentation available on the option exchange website maintained by Mellon. If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 or optionexchange@alexza.com.
     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     YOU SHOULD CAREFULLY READ THE TAX INFORMATION PROVIDED IN SECTION 13 AND CONSULT YOUR PERSONAL TAX ADVISOR FOR INFORMATION REGARDING YOUR SPECIFIC SITUATION.

IMPORTANT
     Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in the Offer, you must properly elect to participate on the option exchange website maintained by Mellon, unless you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service), in which case you may request paper election materials by contacting Mellon by telephone at 1-866-395-4634 or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance. All elections, whether through the website maintained by Mellon or by return of paper materials must be delivered, in either case, so that such election is received before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, or on a later date if we extend the expiration of the Offer to a later date. If you do not elect to participate by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. No late submissions will be accepted.
     Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. The information about the Offer is limited to the Offer Documents, the email from the Alexza Option Exchange Administrator, the website maintained by Mellon and the paper election form/withdrawal form. You should carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS, THE EMAIL FROM THE ALEXZA OPTION EXCHANGE ADMINISTRATOR, THE WEBSITE MAINTAINED BY MELLON AND THE PAPER ELECTION FORM/WITHDRAWAL FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

RISK FACTORS
     Participation in the Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options Grants in the manner described in the Offer Documents.
Risks Related to The Offer
You will receive Replacement Options covering fewer shares than the Eligible Option Grants that you tender for exchange under the Offer.
     We have designed the Offer using an exchange ratio generally designed to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. As a result, you will be issued Replacement Options that will represent the right to purchase fewer shares than the Eligible Option Grants tendered for exchange.
If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, it is possible that your cancelled option grants might have been worth more in the aggregate than the Replacement Options that you received in exchange for them.
     Because you will receive Replacement Options covering fewer shares than the Eligible Option Grants surrendered, it is possible that, at some point in the future, your exchanged Eligible Option Grants would have been economically more valuable in the aggregate than the Replacement Options issued pursuant to the Offer. For example, if you exchange Eligible Option Grants covering 1,000 shares with an exercise price of $7.00 per share, you would receive a Replacement Option covering 250 shares (after applying the applicable exchange ratio of four Eligible Option Grant shares for every one Replacement Option share). Assume, for illustrative purposes only, that the exercise price for the Replacement Options is $1.25 per share. Also assume, for illustrative purposes only, that three years after the Replacement Option grant date the fair market value of our common stock had increased to $9.00 per share. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $9.00 per share, you would have realized a pre-tax gain of $2,000, but if you exchanged your options and sold the shares subject to the Replacement Options for $9.00 per share, you would only realize a pre-tax gain of $1,937.50. Note that this discussion does not take into account vesting. Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions. You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.
     We cannot predict whether the market price of our common stock will increase following the Offer. The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies. As a result, the Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. The decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of Nasdaq, our own stock price and our business and your desire and ability to remain an employee of Alexza until the Expiration Date and the date the Replacement Options become vested.
Your Replacement Options may not be eligible for favorable incentive stock option tax treatment under U.S. tax laws.
     The Replacement Options will be incentive stock options to the maximum extent permitted by law, even if granted in exchange for nonstatutory stock options. Note, however, that to the extent that the aggregate fair market value (determined as of the grant date, which for the Replacement Options is the Replacement Option grant date) of the shares of our common stock subject to your incentive stock options (including Replacement Options, Eligible Option Grants not tendered for exchange, and other incentive stock options you hold that are not Eligible Option Grants) that become exercisable during any calendar year exceeds $100,000, such excess portion will not constitute an incentive stock option and will instead be treated as a nonstatutory stock option.
     You should also note that in order to receive favorable tax treatment for incentive stock options, the shares subject to the Replacement Option must be held more than two years after the Replacement Option grant date and more than one year after you exercise the Replacement Option. Because the Replacement Options will be deemed a completely new grant for purposes of the incentive stock option rules, employees will not receive any credit for the time during which they held their Eligible Option Grants. As a result, in order for the new incentive stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell any shares you receive upon exercise of your new incentive stock option until the passage of more than two years from the Replacement Option grant date and more than one year after you exercise the Replacement Option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the Replacement Option shares over the exercise price of the Replacement Option will be treated as long-term capital gain. Please see Section 13 for more information about the tax treatment of the Replacement Options.
Even if you choose not to participate in the Offer, you may be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing Eligible Option Grants that are incentive stock options.
     We have designed the Offer to avoid changing the tax treatment of your Eligible Option Grants if you do not accept the Offer. However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.
There may be adverse tax consequences associated with your participation in the Offer.
     Although we believe that the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of grants of Eligible Option Grants and the grant of Replacement Options, the tax consequences of the Offer to you may be different depending on your personal circumstances. We recommend that all Eligible Employees who are considering exchanging their Eligible Option Grants consult with their own tax advisors with respect to the local, state, federal, and foreign tax consequences of participating in the Offer. Please see Section 13 for more information about the federal income tax impacts of the Offer in the United States. If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should consult with your own tax advisors to discuss these consequences.
Risks Related to Our Business and Common Stock
     You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and also the other information provided in the Offer Documents and the other materials that we have filed with the SEC before making a decision as to whether or not to tender your Eligible Option Grants. You may access these filings electronically at the SEC’s internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). See Section 17 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

GLOSSARY
     2005 Plan means our 2005 Equity Incentive Plan. All Replacement Options will be issued under the 2005 Plan.
     Alexza means Alexza Pharmaceuticals, Inc. and its subsidiaries.
     Board of Directors means the Board of Directors of Alexza, including the Compensation Committee thereof.
     Commencement Date means the date that we first provide to Eligible Employees the opportunity to participate in the Offer and the means to exchange Eligible Option Grants, which is January 21, 2011.
     Company Option Plans means our 2005 Non-Employee Directors’ Stock Option Plan and 2005 Plan.
     Eligible Employees means all persons who as of the commencement of the Offer are employed by us, but excludes non-employee members of our Board of Directors and our consultants.
     As used in these materials, employed and employment does not include service as a member of our Board of Directors or as a consultant for us.
     Eligible Option Grants means all outstanding stock options that were granted under our 2005 Plan held by Eligible Employees that were granted before January 21, 2011 and that have an exercise price that is equal to or greater than $2.37 per share, except for outstanding stock options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date.
     Exchange Act means the Securities Exchange Act of 1934, as amended.
     Expiration Date means the time that the Offer will expire, which is currently set to be at 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless we extend the expiration of the Offer to a later date.
     Fair Market Value means the closing sales price of our common stock as quoted on Nasdaq on the date of determination (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).
     Mellon means BNY Mellon Shareowner Services.
     Nasdaq means The NASDAQ Global Market.
     Offer means this offer to exchange Eligible Option Grants for Replacement Options.

     Offer Documents means this Offer To Exchange Outstanding Options To Purchase Common Stock including, without limitation, the Summary Term Sheet, the Risk Factors, the Glossary and the Questions and Answers (as they each may be amended from time to time).
     Replacement Options means options issued pursuant to the Offer in exchange for the Eligible Option Grants.
     SEC means the U.S. Securities and Exchange Commission.
     Securities Act means the Securities Act of 1933, as amended.
     Schedule TO means the Tender Offer Statement on Schedule TO filed by us with the SEC in connection with the Offer, as the same may be amended from time to time.

THE OFFER
1. NUMBER OF OPTIONS; EXPIRATION DATE.
     We are offering Eligible Employees who, as of the Commencement Date, are employed by us, the opportunity to exchange their Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock. However, non-employee members of our Board of Directors and our consultants will not be eligible to participate in the Offer.
     Eligible Option Grants are all outstanding options to purchase shares of our common stock that were granted under our 2005 Plan and are held by Eligible Employees that were granted before January 21, 2011 and that have an exercise price that is equal to or greater than $2.37 per share, except for outstanding options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date.
     As of January 19, 2011, approximately 4,551,956 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 2,824,044 shares were covered by Eligible Option Grants.
     Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants. However, you may not exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, or if you properly request paper election materials, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant. The Offer is subject to the terms and conditions described in the Offer Documents. We will only accept for exchange Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Sections 3 and 4 before the Offer expires on the Expiration Date.
     The exchange ratios of shares subject to cancelled Eligible Option Grants to shares subject to Replacement Options issued range from 1.5-to-1 to 4-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number of shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

     Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall be five years. Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall be fully unvested, and become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined in Section 9), or (ii) a voluntary termination for Good Reason (as defined in Section 9), the vesting and exercisability of such Replacement Options shall be accelerated in full (please see Section 9 for additional information regarding the vesting of the Replacement Options).
     All Replacement Options will be granted under the 2005 Plan.
     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE (OR THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, IF DIFFERENT), FOR ANY REASON, WITH OR WITHOUT CAUSE.
     IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE WERE NOT GRANTED BEFORE JANUARY 21, 2011 OR HAVE AN EXERCISE PRICE THAT IS LESS THAN $2.37 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. ADDITIONALLY, IF YOU ARE A NON-EMPLOYEE MEMBER OF OUR BOARD OF DIRECTORS OR A CONSULTANT, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.
     IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

     The Expiration Date of the Offer means 8:00 p.m., U.S. Eastern Time, on February 18, 2011, unless we, in our discretion, extend the expiration of the Offer to a later date. If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires, and we will announce the extension and/or give oral or written notice of the extension to the holders of Eligible Option Grants. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.
     We will publish a notice if we decide to amend the Offer and take any of the following actions:
•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or
•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer.
     If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.
2. PURPOSE OF THE OFFER.
     Historically, we have regularly granted stock options to all of our regular, full-time employees. When the grant of stock options are approved, the exercise price that the employee must pay to purchase shares of common stock when the option is exercised is established. The exercise price per share is typically equal to or greater than the closing sales price of a share of our common stock on the date the option is granted. Thus, an employee generally receives economic value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.
     Our stock price has declined significantly over the past several years. For the past two years we have focused our business strategy on the development of our AZ-004 (Staccato loxapine) product candidate. We believe that this strategy, if successful, will lead to increased stockholder value. However, to date, that strategy has only had a limited impact on the price of our stock. Consequently, many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock.
     As of January 19, 2011, Eligible Employees held Eligible Option Grants for an aggregate of approximately 2,824,044 shares with exercise prices equal or greater than $2.37 per share. On January 19, 2011, the closing sales price of our common stock as reported by Nasdaq was $1.33. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially underwater are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.
     In addition, many of the Eligible Option Grants have been underwater for an extended period of time and, therefore, have not been exercised by our employees. As a result, there are a significant number of options that we believe are not serving their intended purpose of incentivizing employees. Assuming that 100% of Eligible Employees participate in the Offer and surrender all of their Eligible Option Grants for exchange, Eligible Option Grants covering an aggregate of approximately 2,824,044 shares of our common stock as of January 19, 2011 would be surrendered and cancelled, while Replacement Options covering approximately 1,201,354 shares of our common stock would be issued, resulting in a net reduction of approximately 1,622,690 shares of our common stock subject to outstanding stock options. The shares subject to the Eligible Option Grants surrendered under the Offer will be returned to the share reserve of the 2005 Plan.
     In deciding whether to exchange one or more Eligible Option Grants in the Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions of the type described below. We intend to continue to selectively pursue collaborations that would allow us to develop and ultimately commercialize our product candidates. We also intend to continue to review the prospects of our product candidates to determine whether any of the programs should be modified, restructured or otherwise discontinued. In addition, we also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:
(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;
(d)	any change in our management, including a change to the material terms of employment of any executive officer;
(e)	any change in our present Board of Directors, including a change in the number or term of directors (although as part of our Corporate Governance and Nominating Committee’s goal to maintain a strong board of directors with experience and expertise in corporate governance, we may identify and appoint one or more additional members to the Board as and when appropriate);

(f)	any other material change in our corporate structure or business;
(g)	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;
(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
(j)	the acquisition by any person of our securities or the disposition of our securities; or
(k)	any change in our Restated Certificate of Incorporation or Amended and Restated Bylaws, as amended, or any actions which may impede the acquisition of control of us by any person.
          Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal and investment advisors. You should also carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation. You must make your own decision whether to exchange your Eligible Option Grants.
3.	PROCEDURES.
          Making Your Election. To make your election to accept or reject the Offer, you must do so by submitting your election through the option exchange website maintained by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date. A listing of all of your Eligible Option Grants can be obtained by accessing your account through the option exchange website maintained by Mellon. If you are unable to access your account, you may contact Mellon by telephone at 1-866-395-4634 or the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance.
          Unless you are unable to access the Stock Option Exchange Program election website, and we mail you a packet with paper materials, your election must be submitted online.
     If you are not able to submit your election form electronically using the website maintained by Mellon as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact Mellon by telephone at 1-866-395-4634 between 9:00 a.m. U.S. Eastern Time and 8:00 p.m. U.S. Eastern Time to request paper materials or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance.

     To submit any paper materials, you must send the completed materials via regular mail or overnight delivery using the following contact information:
By Overnight Courier or Mail
BNY Mellon Shareowner Services
480 Washington Boulevard
Attn: Corporate Action Dept — 27th Floor Jersey City, N.J. 07310
     Except as described in the following sentence, any paper election form must be signed by the Eligible Employee who tendered the Eligible Option Grant exactly as the Eligible Employee’s name appears on the stock option agreement relating to the Eligible Option Grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on such paper election form. If you properly request and elect to return a paper election form, you must allow for delivery time based on the method of delivery that you choose to ensure that any paper election form is received before 8:00 p.m., U.S. Eastern Time, on the Expiration Date.
     You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.
     The election to participate via the website maintained by Mellon or by returning a paper election form is at the sole risk of the option holder.
     Only election forms that are complete and actually received by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date will be accepted. Unless you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service) as described above, your election must be submitted through the website maintained by Mellon. If you are unable to access the website maintained by Mellon, please contact Mellon by telephone at 1-866-395-4634 to request paper materials or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance. Your election must be returned to Mellon per their instructions, and election forms submitted by any other means will not be accepted by Mellon. Please allow sufficient time for the paper election form to be received by Mellon.

     We have chosen to use email and the internet as the primary means of distributing information relating to the Offer because this is the normal means of communicating with our employees. Email is used by us to communicate significant communications to our employees. We have confirmed that all Eligible Employees have an email account. We intend to send one or more reminder emails to all Eligible Employees reminding them that the website maintained by Mellon is open. Once you enter the website maintained by Mellon, you will have access to all of the materials necessary to participate in the Offer. Employees who cannot access the website maintained by Mellon due to technical failures (or lack of internet service) as described above, will receive paper materials, as described above.
     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of elections. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Subject to any order or decision by a court of competent jurisdiction, our determinations of these matters will be final and binding on all parties. We may reject any or all elections or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or submitted or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grant will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.
     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. To the extent you have not previously accepted an Eligible Option Grant, choosing to participate in the Offer and submitting your election form will be deemed to be acceptance of the Eligible Option Grant.
     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.
4. CHANGE IN ELECTION.
     You may only change your election by following the procedures described in this Section 4. You may change your election at any time beginning on the Commencement Date and ending at 8:00 p.m., U.S. Eastern Time, on the Expiration Date.
     Any Eligible Option Grants that you do not withdraw will be bound pursuant to your most recently submitted election form through the website maintained by Mellon or, if you make an election using paper materials, your most recently dated paper election form/withdrawal form.

     To withdraw the Eligible Option Grants that you previously elected to exchange, you must submit a valid election form through the website maintained by Mellon or, if you make an election using paper materials, deliver to Mellon a paper election form/withdrawal form while you still have the right to withdraw your election, in each case evidencing your withdrawal. You may withdraw your Eligible Option Grants: (i) through the website maintained by Mellon; or, (ii) if you have received paper materials, by submitting your paper election form/withdrawal form via regular mail or overnight delivery. Any withdrawals must be received by Mellon on or before 8:00 p.m., U.S. Eastern Time, on the Expiration Date.
     If you are not able to submit an election form evidencing your withdrawal electronically using the website maintained by Mellon as a result of technical failures of the website, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the website for any reason (including lack of internet service), please contact Mellon by telephone at 1-866-395-4634 between 9:00 a.m. U.S. Eastern Time and 8:00 p.m. U.S. Eastern Time or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance.
     To submit any paper materials, you must send the completed materials via regular mail or overnight delivery using the following contact information:
By Overnight Courier or Mail
BNY Mellon Shareowner Services
480 Washington Boulevard
Attn: Corporate Action Dept — 27th Floor Jersey City, N.J. 07310
     If you have withdrawn your election to participate and then decide that you would again like to participate in the Offer, you may re-elect to participate by submitting a new properly completed election form before 8:00 p.m., U.S. Eastern Time, on the Expiration Date. Any Eligible Option Grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you properly re-elect to exchange such Eligible Option Grants before the Offer expires. To re-elect to exchange your Eligible Option Grants, you must submit a new election form to Mellon so that it is received by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date by following the procedures described in this Section 4. If you were mailed paper materials and are completing a new paper election form/withdrawal form, this new paper election form/withdrawal form must be properly completed, signed and dated after your original election form and after any subsequent paper election forms/withdrawal forms. Elections via the website maintained by Mellon must be submitted after the date and/or time of your prior withdrawal. Any prior election will be disregarded.

          Your tendered Eligible Option Grants will not be considered withdrawn until Mellon receives your properly completed election form or paper election form/withdrawal form. If you miss the deadline for withdrawal but remain an Eligible Employee, any previously tendered Eligible Option Grants will be cancelled and exchanged pursuant to the Offer. The method of delivery is at your own option and risk. You are responsible for making sure that the election form or paper election form/withdrawal form evidencing your withdrawal is received by Mellon. You must allow for delivery time based on the method of delivery that you choose to ensure that Mellon receives your election form or election form/withdrawal form evidencing your withdrawal on time.
          The delivery of all documents to Mellon is at your own risk. Only responses that are complete and actually received by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date will be accepted.
     An election form submitted electronically using the website maintained by Mellon or a paper election form/withdrawal form intended to withdraw your election must specify the Eligible Option Grants to be withdrawn. Except as described in the following sentence, any paper election form/withdrawal form must be signed by the Eligible Employee who tendered the Eligible Option Grants to be withdrawn exactly as such Eligible Employee’s name appears on the paper election form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the paper election form/withdrawal form. We have filed a form of the paper election form/withdrawal form as an exhibit to the Schedule TO with the SEC.
     You may not rescind any election form submitted electronically using the website maintained by Mellon or any paper election form/withdrawal form delivered by mail. In order to properly withdraw your election, you must do so by submitting a new election form using the website maintained by Mellon, or by delivering a subsequently dated paper election form/withdrawal form to Mellon, withdrawing your election, and any Eligible Option Grants you so withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those Eligible Option Grants before the expiration date of the Offer by following the procedures described in this Section 4.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any electronically submitted form of election or paper form of election/withdrawal form, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of any electronically submitted form of election or paper form of election/withdrawal form. Subject to any order or decision by a court of competent jurisdiction, our determinations of these matters will be final and binding.
          The delivery of any electronically submitted form of election or paper form of election/withdrawal form, and the method of delivery, is at the sole risk of the option holder. Only deliveries in the manners described above will be accepted. No late submissions will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.
     On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before 8:00 p.m., U.S. Eastern Time, on the Expiration Date in accordance with the Offer. We expect to grant the Replacement Options on the first business day after the Expiration Date.
     The exchange ratios of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options to be issued range from 1.5-to-1 to 4-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.
     We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).
     A listing of all of your Eligible Option Grants can be obtained by accessing your account at the option exchange website maintained by Mellon. If you are unable to access your account, you may contact Mellon by telephone at 1-866-395-4634 or the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance.
     If you are an employee (including an employee on a leave of absence) of Alexza as of the Commencement Date but your employment by us terminates prior to the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted. If the Expiration Date and the grant date are different and you are an employee (including an employee on a leave of absence) of Alexza as of the Expiration Date but are not employed (including on a leave of absence) continuously by us through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated.
     If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us.
     We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. After you submit an election through the website maintained by Mellon, you will receive an email confirmation that will confirm your election. You should print and save a copy of the confirmation page for your records. If you send paper election materials to Mellon, Mellon will confirm receipt of a paper election via mail after receipt of the election form. If you do not receive confirmation of receipt, it is your responsibility to ensure that Mellon has properly received your election. If Mellon does not receive either the paper election materials or your online election before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, we will interpret this as your election not to participate in the offer. We do not currently expect to contact you to confirm your election not to participate.
6. CONDITIONS OF THE OFFER.
     We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange, including, without limitation:
•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment;
•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;
•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:
(a)	make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;
(b)	delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;
(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects;
•	there is:
(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or
(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:
(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;
(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or
(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; and
•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.
     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may, in our discretion, waive them at any time and from time to time, whether or not we waive any other condition to the Offer.
     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.
     Also, if your employment with us terminates, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any Eligible Option Grants that were previously cancelled. If your employment with us is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF THE EXPIRATION DATE AND THE GRANT DATE OF THE REPLACEMENT OPTIONS ARE DIFFERENT AND YOU ARE NEITHER EMPLOYED BY US, NOR ON A LEAVE OF ABSENCE, FROM THE EXPIRATION DATE THROUGH THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.
7. PRICE RANGE OF COMMON STOCK.
     The Eligible Option Grants subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on Nasdaq under the symbol “ALXA.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on Nasdaq.

Time Period	High	Low
Fiscal Year Ending December 31, 2011
First Quarter (through January 19, 2011)	$1.68	$1.23

Fiscal Year Ending December 31, 2010
Fourth Quarter	$3.26	$0.86
Third Quarter	$3.64	$2.42
Second Quarter	$3.92	$2.65
First Quarter	$2.96	$2.30

Fiscal Year Ending December 31, 2009
Fourth Quarter	$2.55	$1.93
Third Quarter	$3.01	$1.90
Second Quarter	$3.25	$1.50
First Quarter	$3.40	$1.40
     On January 19, 2011, the closing sales price of our common stock as reported by Nasdaq was $1.33. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.
8. EXCHANGE RATIOS.
     We have established three exchange ratios for Eligible Option Grants depending on their exercise price. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exchange Ratio:
Eligible Option Grant
Exercise	Shares per Replacement
Price Range	Option Shares
$2.37-$3.99	1.5 to 1
$4.00-$5.99	2 to 1
$6.00 And Up	4 to 1
     The total number shares subject to the Replacement Option an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). For example, if an Eligible Employee holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $7.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above with such Replacement Option) having an exercise price equal to the Fair Market Value of our common stock on the date the Replacement Option is granted.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.
     Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall be five years.
     Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall be fully unvested, and become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined below), or (ii) a voluntary termination for Good Reason (as defined below), the vesting and exercisability of such Replacement Options shall be accelerated in full.
     For example, if an Eligible Employee holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $7.00 per share and 700 of the shares were vested and 300 of the shares were unvested, the Eligible Employee would be entitled to exchange that option for Replacement Options to purchase an aggregate of 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above with such Replacement Option). All 250 shares would be subject to the vesting described in the above paragraph.

     For purposes of the Replacement Options, “Cause” means: (i) the option holder’s arrest for violation of a state or federal criminal law involving the commission of any felony against Alexza; (ii) the option holder’s intentional, material violation of any material written contract or agreement between the option holder and Alexza (which, if curable, is not cured within 20 days after written notice thereof by Alexza to the option holder); (iv) the option holder’s unauthorized use or disclosure of Alexza’s confidential information or trade secrets; or (v) the option holder’s continued gross misconduct (which, if curable, is not cured within 20 days after written notice thereof by Alexza to the option holder). The determination that a termination is for Cause shall be made by Alexza in its sole discretion. Any determination by Alexza that the option holder’s employment was terminated with or without Cause for the purposes of the Replacement Options shall have no effect upon any determination of the rights or obligations of Alexza or the option holder for any other purpose.
     For purposes of the Replacement Options, “Good Reason” means that one or more of the following are undertaken by Alexza without the option holder’s express written consent: (i) relocation of the option holder’s place of work greater than 25 miles from the option holder’s work location as of the date the Replacement Option is granted; (ii) a decrease in compensation; or (iii) Alexza unilaterally makes significant detrimental changes to the option holder’s job responsibilities, including without limitation any action resulting in a diminution in the option holder’s position, authority, duties or responsibilities as of the date the Replacement Option is granted.
     Replacement Options will be granted pursuant to the 2005 Plan and will be incentive stock options to the maximum extent permitted by law, even if the Eligible Option Grants surrendered in the Offer were nonstatutory stock options. Please see Section 13 for a description of the difference in tax treatment between an incentive stock option and a nonstatutory stock option. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2005 Plan. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2005 Plan prospectus, a copy of which was provided with the Eligible Option Grant and is available on our intranet.
     If we were to receive and accept the exchange of all Eligible Option Grants, we would grant Replacement Options to purchase an aggregate of approximately 1,201,354 shares of our common stock. As of January 19, 2011, there was an aggregate of approximately 59,766,328 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would represent approximately 2.01% of the total shares of our common stock outstanding as of January 19, 2011.
10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OUR SECURITIES.
     A list of our directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A. As of the close of business on January 19, 2011, our executive officers and non-employee directors (14 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 2,483,346 shares of our common stock. This covered approximately 55% of the shares subject to all options outstanding under the

Company Option Plans as of the same date. Non-employee members of our Board of Directors will not be eligible to participate in the Offer.
     During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.
     Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 6, 2010, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and our Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2010, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under Company Option Plans, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
11.	STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE.
     We have designed the proposed Offer in a manner intended to ensure that, in the aggregate, the Replacement Options granted in the exchange have a fair value that is less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange. The Offer is intended to restore competitive and appropriate equity incentives for our employees and to reduce our existing overhang.
     Many of the Eligible Option Grants have been underwater for an extended period of time and, therefore, have not been exercised by our employees. As a result, there are a significant number of stock options that we believe are not serving their intended purpose of incentivizing employees. If we implement the Offer, the shares subject to the Eligible Option Grants surrendered under the Offer will be returned to the share reserve of the 2005 Plan. Assuming that 100% of Eligible Employees participate in the Offer and surrender all of their Eligible Option Grants for exchange, Eligible Option Grants covering approximately 2,824,044 shares of our common stock as of January 19, 2011 would be surrendered and cancelled, while Replacement Options to purchase an aggregate of 1,201,354 shares of our common stock would be issued, resulting in a net reduction of approximately 1,622,690 shares of our common stock underlying outstanding equity awards.
12.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit that we believe to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the cancellation and exchange of the Eligible Option Grants and the grant of Replacement Options as described in the Offer Documents. If any approval or other action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (31 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN ALEXZA’S EQUITY INCENTIVE PLANS OR THE OFFER. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the Commencement Date, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.
     We strongly recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.
     We believe that the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.
Replacement Stock Options
     If you participate in the Offer, each Eligible Option Grant you choose to surrender will be exchanged for a Replacement Option. All Replacement Options issued in the exchange will be incentive stock options to the maximum extent permitted by law, even if granted in exchange for nonstatutory stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.
Incentive Stock Options
     Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.
     If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.
     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. Note that even if all or part of your Eligible Option Grants were incentive stock options, you must hold your Replacement Options for two years from the date of grant of your Replacement Options to receive this preferential tax treatment. We strongly recommend that you consult your own tax advisor as to how this may affect your individual tax situation.
     If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.
     If the sale price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.
Nonstatutory Stock Options
     Under current U.S. federal tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.
     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.
     Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.
14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.
     Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.
     As long as we comply with applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to Eligible Employees or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.
     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:
•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged.
     If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.
15.	FEES AND EXPENSES.
     We have retained Mellon to act as the exchange agent for the Offer. In connection with this engagement, Mellon will maintain the option exchange website and process the receipt of elections to accept or reject the Offer, among other things. Mellon will receive reasonable and customary compensation for its services and will be reimbursed for certain out-of-pocket expenses in connection with its services.
     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.
16.	INFORMATION ABOUT US.
     General
     We were incorporated in Delaware in December, 2000. Our headquarters are in Mountain View, California. Our principal executive offices are located at 2091 Stierlin Court, Mountain View, California 94043, and our telephone number is 650-944-7000. Our website is located at www.alexza.com. The information on our website is not a part of the Offer Documents.
     Alexza is a pharmaceutical company focused on the research, development, and commercialization of novel proprietary products for the acute treatment of central nervous system conditions. All of Alexza’s product candidates are based on its proprietary technology, the Staccato system. The Staccato system vaporizes an excipient-free drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery. Because of the particle size of the aerosol, the drug is quickly absorbed through the deep lung into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration but with greater ease, patient comfort and convenience. In December 2009, Alexza filed a New Drug Application for its AZ-004 (Staccato loxapine) product candidate. In October 2010, Alexza received a Complete Response Letter from the U.S. Food and Drug

Administration regarding its New Drug Application for AZ-004, submitted as Adasuve™ Staccato® (loxapine) inhalation aerosol, 5 mg and 10 mg. A Complete Response Letter is issued by the U.S. Food and Drug Administration’s Center for Drug Evaluation and Research indicating that the New Drug Application review cycle is complete and the application is not ready for approval in its present form. Alexza met with the U.S. Food and Drug Administration in December, 2010 to discuss the Complete Response Letter. Alexza plans to resubmit the New Drug Application for AZ-004 in July 2011 and to seek commercial partners for the worldwide development and commercialization of AZ-004.
     Financial
     Set forth below is a selected summary of certain financial information about Alexza. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and our other reports filed with the SEC. Please see Section 17 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended		Three Months Ended		Nine Months Ended
	December 31,		September 30,		September 30,
	(audited)		(unaudited)		(unaudited)
	2009	2008	2010	2009	2010	2009
Revenue	$9,514	$486	$744	$—	$744	$9,514

Operating expenses:
Research and development	39,778	61,565	6,654	9,183	22,508	32,153
General and administrative	15,406	17,641	2,610	3,824	11,474	11,893
Restructuring charges	2,037	—	—	—	—	2,153

Total operating expenses	57,221	79,206	9,264	13,007	33,982	46,199

Loss from operations	(47,707)	(78,720)	(8,520)	(13,007)	(33,238)	(36,685)

Loss/ (gain) on change in fair value of contingent consideration liability	(7,983)	—	8,509	673	7,338	673

Interest and other income/ (expense), net	92	2,614	19	4	28	92
Interest expense	(467)	(935)	(599)	(95)	(1,024)	(378)

Net loss	(56,065)	(77,041)	(591)	(12,425)	(26,896)	(36,298)

Consideration paid in excess of noncontrolling interest	(61,566)	—	—	(61,566)	—	(61,566)
Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	13,987	18,591	—	1,568	—	13,987

	Years Ended		Three Months Ended		Nine Months Ended
	December 31,		September 30,		September 30,
	(audited)		(unaudited)		(unaudited)
	2009	2008	2010	2009	2010	2009
Net loss attributable to Alexza common stockholders	$(103,644)	$(58,450)	$(591)	$(72,423)	$(26,896)	$(83,877)

Loss per share attributable to Alexza common stockholders from continuing operations (basic and diluted)	(2.68)	(1.81)	(0.01)	(1.95)	(0.50)	(2.44)

Net loss per share attributable to Alexza common stockholders (basic and diluted)	(2.68)	(1.81)	(0.01)	(1.95)	(0.50)	(2.44)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	38,609	32,297	56,639	37,060	53,987	34,388
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,	September 30,	September 30,
	2009	2008	2010	2009
	(audited)	(audited)	(unaudited)	(unaudited)
Current assets	$22,126	$60,004	$54,012	$15,583
Noncurrent assets	24,048	24,631	29,437	24,481
Total current assets	46,174	84,635	83,449	40,064

Current Liabilities	25,956	17,233	56,918	19,469
Noncurrent Liabilities	27,344	28,348	40,190	28,863
Total Liabilities	53,300	45,581	97,108	48,332

Noncontrolling Interests	—	5,361	—	—
     Alexza’s book value (deficit) per share as of September 30, 2010 was ($0.23). Book value per share is the value of our total stockholders’ equity (deficit) divided by the number of our issued and outstanding shares of common stock, which at September 30, 2010 was 59,637,842.
     Alexza’s earnings were insufficient to cover fixed charges in each of the years in the two-year period ended December 31, 2009 and for the nine-month period ended September 30, 2010. “Earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges. “Fixed charges” consist of interest expense and the portion of operating lease expense that represents interest. The following table sets forth the computation of our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,		Nine Months Ended
	2009	2008	September 30, 2010
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A

(1)	For the fiscal years ended December 31, 2009 and 2008, our earnings were insufficient to cover fixed charges by $56.1 million and $77.0 million, respectively. For the nine-month period ended September 30, 2010, our earnings were insufficient to cover fixed charges by $26.9 million.

     Alexza has not paid preference dividends during any of the past two fiscal years or during the nine months ended September 30, 2010.
17.	ADDITIONAL INFORMATION.
     With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.
     We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to tender your options:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 9, 2010;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, filed with the SEC on November 9, 2010;

(c)	our Current Reports on Form 8-K filed with the SEC on February 11, 2010, February 16, 2010, March 8, 2010, March 11, 2010, May 5, 2010, May 10, 2010, May 24, 2010, May 26, 2010, July 6, 2010, July 12, 2010, July 22, 2010, July 26, 2010, August 5, 2010, August 26, 2010, September 7, 2010, October 12, 2010, October 20, 2010, November 9, 2010, December 7, 2010 and January 18, 2011;

(d)	our Definitive Proxy Statement for our 2010 Annual Meeting of Stockholders, filed with the SEC on April 6, 2010; and

(e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 23, 2006, including any amendments or reports filed for the purpose of updating such description.
     The SEC file number for these filings is 0-51820. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room located at:

100 F Street, N.E.
Washington, D.C. 20549
     You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.
     Our common stock is quoted on The NASDAQ Global Market under the symbol “ALXA”.
     We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California 94043
Attn: Option Exchange Administrator
Email: optionexchange@alexza.com
or by telephoning us at 650-944-7222 or 650-944-7666 between the hours of 9:00 a.m. and 5:00 p.m., Mountain View, California, local time.
     As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.
     The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.
18.	MISCELLANEOUS.
     The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act, and Section 21E of the Exchange Act, do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED HEREIN, IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2010 AND OUR OTHER REPORTS FILED WITH THE SEC BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.
     If at any time we become aware of any state or jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that state or jurisdiction.

     Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial situation. You should also carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation. The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A
INFORMATION ABOUT OUR DIRECTORS AND
EXECUTIVE OFFICERS
     Our directors and executive officers and their positions and offices and the number of shares of our common stock subject to stock options held as of January 19, 2011 are set forth in the following table:

		Shares Subject to
Name	Positions and Offices Held	Outstanding Options
Thomas B. King	President, Chief Executive Officer and Director	909,555
James V. Cassella, Ph.D.	Senior Vice President, Research and Development	411,874
August J. Moretti	Senior Vice President, Chief Financial Officer,
	General Counsel and Secretary	373,311
Michael J. Simms	Senior Vice President, Operations and Quality	277,892
Mark K. Oki	Vice President, Finance & Controller	116,964
Hal Barron	Director	37,500
Andrew L. Busser	Director	31,250
Samuel D. Colella	Director	50,000
Alan D. Frazier	Director	50,000
Deepika R. Pakianathan	Director	50,000
J. Leighton Read	Director	50,000
Gordon Ringold	Director	50,000
Isaac Stein	Director	50,000
Joseph L. Turner	Director	25,000
     The business address of each director and executive officer is: Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, California 94043 and the business telephone number of each director and executive officer is 650-944-7000.

STOCK OPTION EXCHANGE
QUESTIONS AND ANSWERS
     These Questions and Answers relate to our offer to exchange all outstanding options held by Eligible Employees to purchase shares of our common stock that were granted before January 21, 2011 and that have an exercise price equal to or greater than $2.37 per share, except for outstanding options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date. These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1	What is the stock option exchange program?

A1	Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting Eligible Employees to exchange certain stock options to purchase shares of our common stock that were granted before January 21, 2011 and that have an exercise price that is equal to or greater than $2.37 per share (also referred to in these materials as Eligible Option Grants) for a reduced number of Replacement Options to purchase shares of our common stock for an exercise price equal to the closing sales price of our common stock as reported on The NASDAQ Global Market (also referred to in these materials as Nasdaq) on the date of grant (or, if no sales are reported on such date, then the closing sales price of our common stock on the first day prior to such date on which there is a reported sale) (also referred to in these materials as the Fair Market Value). The Replacement Options will be granted pursuant to our 2005 Equity Incentive Plan (also referred to in these materials as the 2005 Plan). We expect to grant the Replacement Options on February 22, 2011, or if we extend the expiration of the Offer to a later date, then we expect to grant the Replacement Options on the first business day after the expiration of the Offer.

The Offer will be open to all persons (also referred to in these materials as Eligible Employees) who as of the commencement of the Offer are employed by us. Notwithstanding the foregoing, non-employee members of our Board of Directors and our consultants will not be eligible to participate in the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for Replacement Options with an exercise price equal to the Fair Market Value on the date of grant.

Q2	Why is the stock option exchange program being offered?

A2	In light of the decline in the price of our common stock during the last several years, we recognize that many of our employees hold options that are “underwater” (meaning that the exercise prices are higher than the current market price of our common stock). As of January 19, 2011, Eligible Employees held Eligible Option Grants for approximately 2,824,044 shares with exercise prices equal or greater than $2.37 per share. As of January 19, 2011, the closing sales price of our common stock as reported by Nasdaq was $1.33.

We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially underwater are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3	We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on the holdings of our stockholders. Additionally, one of the goals of the Offer is to reduce the significant number of our stock options that we believe are not serving their intended purpose of incentivizing employees.

Q4	What options may I exchange as part of this program?

A4	As described more fully below, we are offering to exchange certain stock options held by Eligible Employees that are currently outstanding under our 2005 Plan.

Any option that was granted to an Eligible Employee before January 21, 2011 with an exercise price equal to or greater than $2.37 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be February 18, 2011, or a later date if we extend the Offer, will be eligible for exchange, except for outstanding stock options that are subject to performance-based vesting conditions and are not fully vested as of the Commencement Date.

Concurrently with this Offer you have been given login instructions for accessing Mellon’s website. After accessing the website, you can view your Eligible Option Grants by going to the election form on the Mellon website. If you have misplaced or not received your Mellon login instructions, please call Mellon at 1-866-395-4634. You have also been provided instructions on how to tender Eligible Option Grants for exchange other than through the website in case you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service).

Q5	May I tender options that I have already exercised?

A5	The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our 2005 Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our 2005 Employee Stock Purchase Plan eligible for exchange under the stock option exchange program?

A6	No. Neither purchase rights granted under our 2005 Employee Stock Purchase Plan nor shares of our common stock acquired under our 2005 Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many Replacement Options will I receive for the options that I exchange?

A7	The number of Replacement Options that you will receive in the Offer is related to the exercise price of your Eligible Option Grants. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exchange Ratio:
Eligible Option Grant
Exercise	Shares per Replacement
Price Range	Option Shares
$2.37-$3.99	1.5 to 1
$4.00-$5.99	2 to 1
$6.00 And Up	4 to 1

The total number of Replacement Options an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). For example, if an Eligible Employee holds an option to purchase 1,000 shares of our common stock at an exercise price of $7.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above) with such Replacement Option having an exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Note that the exchange ratios apply to each of your Eligible Option Grants separately.

Q8	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A8	Our stock option exchange program is designed to balance our interests and those of our employees and stockholders. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.

Q9	If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A9	Yes. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants might prove to have been worth more than the Replacement Options that you receive in exchange for them. For example, if you exchange Eligible Option Grants covering 1,000 shares with an exercise price of $7.00 per share, you would receive a Replacement Option covering 250 shares (after applying the applicable exchange ratio of four Eligible Option Grant shares for every one Replacement Option share). Assume, for illustrative purposes only, that the exercise price for the Replacement Options is $1.25 per share. Also assume, for illustrative purposes only, that three years after the Replacement Option grant date the fair market value of our common stock had increased to $9.00 per share. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $9.00 per share, you would have realized a pre-tax gain of $2,000, but if you exchanged your options and sold the shares subject to the Replacement Options for $9.00 per share, you would only realize a pre-tax gain of $1,937.50.

Note that this discussion does not take into account vesting. Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions. You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.

Q10	If I elect to participate in the Offer, when will I receive my Replacement Options?

A10	If you participate in the Offer, we currently expect to grant you your Replacement Options on February 22, 2011, or if we extend the expiration of the Offer to a later date then we expect to grant the Replacement Options on the first business day after the expiration of the Offer.

Q11	How will my Replacement Options vest?

A11	Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of your continued employment with us. Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined in Section 9), or (ii) a voluntary termination for Good Reason (as defined in Section 9), the vesting and exercisability of such Replacement Options shall be accelerated in full. Please see Section 9 for additional information regarding the vesting of the Replacement Options.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE THE DATE THE REPLACEMENT OPTIONS VEST, THEN YOU WILL FORFEIT ANY REPLACEMENT OPTIONS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

Under the terms of the 2005 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally fully vest in the event that such stock awards are not assumed or replaced in certain change-in-control transactions.

Q12	What are the other terms and conditions of my Replacement Options?

A12	Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Replacement Options will be granted pursuant to the 2005 Plan and will be incentive stock options to the maximum extent permitted by law, even if the Eligible Option Grants surrendered in the Offer were nonstatutory stock options. Please see Section 13 on the difference in tax treatment between an incentive stock option and a nonstatutory stock option. We may require you to satisfy any applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to your 2005 Plan prospectus available on our intranet.

Q13	Are there conditions to the Offer?

A13	Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6, which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged. If any of the events described in Section 6 occur, we may terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q14	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A14	In order to receive Replacement Options, you must be employed by us (including employees on a leave of absence) on the Commencement Date and you must remain continuously employed by us or be on a leave of absence through the date Replacement Options are granted. However, non-employee members of our Board of Directors and our consultants are NOT eligible to participate in the Offer.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED.

Q15	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A15	If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Replacement Options on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then your Replacement Options will be issued on the date, if any, that you return to regular employment with us.

Q16	Are the terms and conditions of the Offer the same for everyone?

A16	Yes. The terms and conditions are the same for everyone who is eligible to participate in the Offer (See Question & Answer 14).

Q17	How should I decide whether or not to participate?

A17	We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of Nasdaq, our own stock price and our business and your desire and ability to remain an employee of Alexza until the Expiration Date and the date the Replacement Options become vested (also see Question & Answer 9). Alexza cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices. You are strongly encouraged to seek further advice from your tax, financial and legal advisors.

Q18	How does the Offer work?

A18	On or before the Expiration Date (which we currently expect to be February 18, 2011), you may decide to exchange any of your Eligible Option Grants for a reduced number of Replacement Options. The number of Replacement Options you are entitled to receive upon exchange of your Eligible Option Grants will be determined by the applicable exchange ratio (see Question & Answer 7).

Q19	What if my Eligible Option Grants are not currently vested? Can I exchange them?

A19	Yes. Your Eligible Option Grants do not need to be vested in order for you to exchange them in response to the Offer.

Q20	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A20	If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of the Eligible Option Grant that you tender in response to the Offer. Generally, each Eligible Option Grant is exercisable for a number of shares of our common stock. For example, an employee might have received a stock option grant to purchase 100 shares of our common stock. The option to purchase all 100 shares would have been granted on the same date with the same exercise price. When we state that you may not exchange part of any particular Eligible Option Grant, we mean that you can elect to exchange either all of none of the underlying shares of common stock subject to a particular grant. Using the example of an Eligible Option Grant to purchase 100 shares of our common stock, assuming the entire stock option was still outstanding (i.e., unexercised) with respect to all 100 shares, you could elect to exchange all or none of the 100 shares subject to the stock option. You may not elect to surrender only a portion of the Eligible Option Grant (i.e., less than 100 shares subject to the stock option).

Q21	My options are separated between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I exchange one part but not the other?

A21	No. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, and on any paper election form/withdrawal form delivered to you upon proper request if you are unable to access or submit your election via the Offer website, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant.

Q22	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A22	Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled options?

A23	Yes. Once we have accepted your tendered Eligible Option Grants, your tendered Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be February 18, 2011. (See Section 5).

Q24	Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A24	Replacement Options will be granted pursuant to the 2005 Plan and will be incentive stock options to the maximum extent permitted by law, even if the Eligible Option Grants surrendered in the Offer were nonstatutory stock options. (See Section 13).

Regardless of whether Eligible Option Grants are vested or unvested on the Commencement Date, Replacement Options shall be fully unvested, and become 33% vested on the one-year anniversary following the date the Replacement Options are granted, with the balance of the shares vesting in a series of twenty-four successive equal monthly installments. If the Continuous Service (as defined in the 2005 Plan) of the holder of one or more Replacement Options terminates within 3 months prior to, or 12 months following, the effective date of a Change in Control (as defined in the 2005 Plan) due to (i) an involuntary termination (excluding death or disability) without Cause (as defined in Section 9), or (ii) a voluntary termination for Good Reason (as defined in Section 9), the vesting and exercisability of such Replacement Options shall be accelerated in full.

The term of each Replacement Option shall be five years, instead of the typical ten-year term of other stock options granted under the 2005 Plan.

All other terms and conditions of the replacement stock options issued in the stock option exchange program will be substantially the same as those that apply generally to stock options granted under the 2005 Plan.

Q25	Will I have to pay taxes if I participate in the Offer?

A25	You generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. However, to the extent the Replacement Options are nonstatutory stock options, you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13).

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q26	What are the tax implications for not participating in the Offer?

A26	We have designed the Offer to avoid changing the tax treatment of your Eligible Option Grants if you do not accept the Offer. However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q27	What if my employment is terminated prior to the Expiration Date?

A27	If you elect to participate in the Offer and your employment with us terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is currently expected to be February 18, 2011, we will not accept your election to participate in the Offer and you will not receive any Replacement Options. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category. If this occurs, no changes will be made to the terms of the Eligible Options that you elected to exchange and these Eligible Options will be treated as if you had declined to participate in the Offer. In that case, generally, you may exercise your Eligible Options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your Eligible Options. AGAIN, IF YOU ARE NOT EMPLOYED BY US ON THE EXPIRATION DATE, YOU MAY NOT PARTICIPATE IN THE OFFER.

YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q28	What if my employment is terminated after the date that my Eligible Option Grants are cancelled and before the date the Replacement Option is granted?

A28	If the Expiration Date and the date the Replacement Options are granted are different and your employment with us is terminated, whether voluntarily, involuntarily (including as part of any announced reduction in force) or for any other reason (including death) after the Expiration Date and prior to the date the Replacement Options are granted, you will forfeit the Eligible Option Grants that were cancelled, and you will not receive any Replacement Options.

THE OFFER DOES NOT CHANGE THE “AT-WILL” NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

We expect to grant the Replacement Options on the first business day after the Expiration Date, which is currently expected to be February 22, 2011, or a later date if we extend the Offer.

Q29	How long will the Offer remain open?

A29	Presently, the Offer is scheduled to remain open until 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is currently expected to be February 18, 2011. We currently have no plans to extend the Offer beyond February 18, 2011. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q30	What do I need to do to exchange my Eligible Option Grants?

A30	To exchange your Eligible Option Grants, you must make your election through Mellon using the instructions sent to each employee by email before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be February 18, 2011. If you are an employee on a leave of absence without email access as of the Commencement Date, we will mail the instructions to you. If you are not able to access the website or have difficulties logging in, please contact Mellon by telephone at 1-866-395-4634 or contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 for assistance. If you do not accept electronically through the website maintained by Mellon, or, in the case that you are unable to access the website maintained by Mellon due to technical failures (or lack of internet service), by timely return of a properly requested paper election form/withdrawal form to Mellon in accordance with Sections 3 and 4, you will be deemed to have rejected this Offer. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the election is not properly made or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q31	What is the deadline to elect to participate in the Offer?

A31	You must make your election through Mellon using the instructions sent to each employee by email before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be February 18, 2011. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q32	Can I change my election? How often?

A32	Yes. You can change your election at any time by submitting an updated election form through the Mellon website using the instructions sent to each employee, prior to the deadline. If you are unable to access the Mellon website due to technical failures (or lack of internet service), you may also request and submit a paper election form/withdrawal form to Mellon with respect to any Eligible Option Grants previously tendered or re-tender any Eligible Option Grants that were previously withdrawn by use of a subsequent paper election form/withdrawal form, each in accordance with Section 4, so long as any such notice is received by Mellon prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last election delivered prior to the deadline will determine your decision to elect. Election forms and paper election forms/withdrawal forms will not be accepted by any means other than through the Mellon website or the methods specified in Sections 3 and 4, as applicable.

Q33	What will happen if I don’t elect to participate by the deadline?

A33	If you miss this deadline, you cannot participate in the Offer. No late submissions will be accepted.

Q34	Will I receive a confirmation of my election?

A34	Yes. After you make an election through the Mellon website, Mellon will send you an email confirmation indicating we have received your election. Similarly, after you change your election, Mellon will send you an email confirmation indicating we have received your subsequent election form. You should print these email confirmations and keep them with your records. If you send paper election materials to Mellon, Mellon will confirm receipt of a paper election via mail after receipt of the election form. If you do not receive confirmation of receipt, it is your responsibility to ensure that Mellon has properly received your election. If Mellon does not receive either the paper election materials or your online election before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, we will interpret this as your election not to participate in the Offer. We do not currently expect to contact you to confirm your election not to participate.

Q35	What if I don’t accept the Offer?

A35	The Offer is completely voluntary. You do not have to participate, there are no penalties for electing not to participate in the Offer and the Offer will generally have no effect on

Eligible Option Grants that you choose not to surrender or Eligible Option Grants that are not accepted for exchange in the Offer. However, if you are an employee residing in the United States, and you choose not to participate in the Offer and your Eligible Option Grants are incentive stock options, and if the Offer is extended beyond its original Expiration Date, then the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options. For further details, please consult with your personal tax advisor.

Q36	Where do I go if I have additional questions about the Offer?

A36	Please direct your questions to Mellon by telephone at 1-866-395-4634. We will review these questions periodically throughout the exchange period and to the extent we deem it appropriate, we will add the appropriate information to the Frequently Asked Questions section of the option exchange website maintained by Mellon. For additional information or assistance, please contact the Alexza Option Exchange Administrator at 650-944-7222 or 650-944-7666 or optionexchange@alexza.com.